Exhibit 99.1

Supernus Announces First Quarter 2018 Financial Results and

Record Quarterly Revenue

•                  Total revenue of $90.4 million, a 57% increase over 2017

•                  Net product sales of $89.1 million, a 58% increase over 2017

•                  Operating earnings of $31.4 million, an 87% increase over 2017

•                  Diluted earnings per share (GAAP) of $0.49, compared to $0.19 in 2017

ROCKVILLE, Md., May 8, 2018 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported record financial results for the first quarter of 2018 and related Company developments.

Commercial Update

First quarter 2018 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 200,878, a 49.2% increase over the first quarter of 2017.

	Prescriptions
	Q1 2018	Q1 2017	Change %
Trokendi XR	164,160	101,544	61.7%
Oxtellar XR	36,718	33,100	10.9%
Total	200,878	134,644	49.2%

Source:  IQVIA

Net product sales for the first quarter of 2018 were $89.1 million, a 58.0% increase over $56.4 million in the same period in the prior year.

	Net Product Sales ($ in millions)
	Q1 2018	Q1 2017	Change %
Trokendi XR	$70.5	$42.0	67.9%
Oxtellar XR	$18.6	$14.4	29.2%
Total	$89.1	$56.4	58.0%

“We delivered another strong quarter of growth in net product sales for both Trokendi XR and Oxtellar XR, driven by the strong underlying demand for both products,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “We are executing well against our commercial strategy and continue to build on the momentum established last year.”

During April 2018, the U.S. Food and Drug Administration (FDA) accepted for review the Company’s efficacy supplement requesting expansion of the current indication for Oxtellar XR to include monotherapy treatment of partial seizures of epilepsy for adults and for children 6—17 years. Oxtellar XR is currently indicated as adjunctive therapy for treatment of partial seizures of epilepsy for adults and for children 6—17 years. A decision by the FDA on the Company’s supplement is expected by the end of December 2018.

Mr. Khattar added, “We are excited about this potential label expansion for Oxtellar XR and believe it will allow us to maximize the potential of the product in epilepsy.”

Progress of Product Pipeline

The Company continues to expect that data will be available from the Phase III programs for SPN-812 and SPN-810 by the first quarter of 2019.

•                  Overall enrollment in the four Phase III trials for SPN-812, a novel non-stimulant for the treatment of ADHD, is approximately 61% complete. The program consists of four three-arm, placebo-controlled trials; two of which are pediatric trials and two of which are adolescent trials.

•                  Enrollment continues in both Phase III trials (P301 and P302) for SPN-810, currently in development for Impulsive Aggression (IA) in pediatric patients who have ADHD. Enrollment in P301 and P302 is approximately 86% and 71% complete, respectively. In addition, the Company expects that a Phase III trial for SPN-810 treating IA in adolescents who have ADHD to start mid-2018.

Regarding Oxtellar XR, the investigator-sponsored trial in bipolar disorder is expected to complete enrollment by year end 2018.

Operating Expenses

Research and development expenses in the first quarter of 2018 were $18.9 million, as compared to $9.6 million in the same quarter last year. The increase was due primarily to the initiation of the four Phase III clinical trials for SPN-812 in the second half of 2017, as well as the open-label extension trial for SPN-812.

Selling, general and administrative expenses in the first quarter of 2018 were $36.8 million, as compared to $28.2 million in the same quarter last year. The increase was primarily due to the expansion of the salesforce by 40 salespeople who were fully deployed in the fourth quarter of 2017 and associated expenses. To a lesser extent, marketing programs to support the Company’s commercial products grew year over year.

Operating Earnings and Earnings Per Share

Operating earnings in the first quarter of 2018 were $31.4 million, an 87.0% increase over $16.8 million in the same period the prior year. The improvement in operating earnings was primarily due to increased net product sales, partially offset by increased research and development expenses and selling, general and administrative expenses.

Net earnings (GAAP) in the first quarter of 2018 were $26.4 million, as compared to $10.3 million in the same period last year.

Diluted earnings per share (GAAP) were $0.49 in the first quarter of 2018, compared to $0.19 in the first quarter of 2017.

Weighted-average diluted common shares outstanding were approximately 53.8 million in the first quarter of 2018, as compared to approximately 52.8 million in the first quarter of 2017.

As of March 31, 2018, the Company had $664.8 million in cash, cash equivalents, marketable securities and long term marketable securities, as compared to $273.7 million at December 31, 2017. This increase includes net proceeds from the sale of $402.5 million of convertible senior notes in March 2018, as well as $27.1 million of cash from operations in the three months ended March 31, 2018.

Financial Guidance

For full year 2018, the Company reiterates its prior guidance for net product sales, research and development expenses, operating earnings, and effective tax rate as set forth below:

•                  Net product sales in the range of $375 million to $400 million.

•                  Research and development expenses of approximately $80 million.

•                  Operating earnings in the range of $125 million to $135 million, including approximately $7 million of licensing and non-cash royalty revenue.

•                  Effective tax rate of approximately 23% to 25%.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, May 9, 2018. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	1568978
Conference Call Name:	Supernus Pharmaceuticals First Quarter 2018 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$444,140	$100,304
Marketable securities	45,585	39,736
Accounts receivable, net	67,864	65,586
Inventories, net	19,075	16,304
Prepaid expenses and other current assets	6,582	6,521
Total current assets	583,246	228,451
Long term marketable securities	175,064	133,638
Property and equipment, net	5,003	5,124
Intangible assets, net	34,858	36,019
Other non-current assets	735	389
Deferred income taxes	26,254	20,843

Total assets	$825,160	$424,464

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,333	$6,844
Accrued sales deductions	73,034	68,343
Accrued expenses	25,024	27,305
Income taxes payable	16,265	15,938
Non-recourse liability related to sale of future royalties, current portion	1,432	4,283
Deferred licensing revenue	—	287
Total current liabilities	119,088	123,000
Deferred licensing revenue, net of current portion	—	1,149
Convertible notes, net	318,225	—
Non-recourse liability related to sale of future royalties, long term	24,370	22,258
Other non-current liabilities	11,608	10,577
Total liabilities	473,291	156,984

Stockholders’ equity
Common stock, $0.001 par value, 130,000,000 shares authorized at March 31, 2018 and December 31, 2017; 51,633,991 and 51,314,850 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	52	51
Additional paid-in capital	352,257	294,999
Accumulated other comprehensive loss, net of tax	(2,291)	(747)
Retained earnings (accumulated deficit)	1,851	(26,823)
Total stockholders’ equity	351,869	267,480

Total liabilities and stockholders’ equity	$825,160	$424,464

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Earnings

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Revenue
Net product sales	$89,120	$56,369
Royalty revenue	1,309	1,149
Licensing revenue	—	58

Total revenue	90,429	57,576

Costs and expenses
Cost of product sales	3,278	2,949
Research and development	18,908	9,601
Selling, general and administrative	36,849	28,238

Total costs and expenses	59,035	40,788

Operating earnings	31,394	16,788
Other income (expense)
Interest income	1,206	531
Interest expense	(717)	(90)
Interest expense-nonrecourse liability related to sale of future royalties	(701)	(959)
Changes in fair value of derivative liabilities	—	54
Loss on extinguishment of debt	—	(101)

Total other expense	(212)	(565)

Earnings before income taxes	31,182	16,223

Income tax expense	4,830	5,926

Net earnings	$26,352	$10,297

Earnings per share
Basic	$0.51	$0.21
Diluted	$0.49	$0.19

Weighted-average number of common shares outstanding
Basic	51,536,474	50,158,634
Diluted	53,788,346	52,764,442

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com